Pro Forma Financial Information for Haitian Consulting, Advancetech BVI, Boundless and Haitian, as of September 30, 2006, and for the nine month period ended September 30, 2006

On June 9, 2006, Boundless Corporation (“Boundless”) emerged from bankruptcy devoid of all assets and liabilities. Its business conducted prior to that date was transferred to an affiliated company and distributed to an entity that had provided financing during the bankruptcy.  Since the effective date, Boundless’ only activity has been seeking to acquire an interest in an operating company.   Effective on December 15, 2006, Boundless consummated a transaction (the “Exchange Transaction”) pursuant to which Boundless acquired all of the outstanding capital stock and ownership interests of Advancetech BVI (“Advancetech”) from the persons who owned such interests. Advancetech  thereby became a wholly owned subsidiary of Boundless. On October 16,  2006, Advancetech BVI  organized Jilin City Haitian Business Consulting Co., Ltd. (“Haitian Consulting”), its wholly owned subsidiary registered under the wholly foreign-owned enterprise laws of The People’s Republic of China.  On December 15, 2006, Haitian Consulting entered into three agreements with Jilin Haitian Industrial Co., ltd. (“Haitian”) whereby it is to receive 100% of the operating cash flow of Haitian in consideration for services.  Haitian Consulting also has the exclusive right and option to acquire all of the ownership interests from Haitian from its owners and to exercise any voting rights, which such owners may have with respect to governance of Haitian. As a result of the transactions described hereof, Boundless’ consolidated group encompassed Boundless, Advancetech BVI, Haitian Consulting and Haitian.

            Advancetech has had no activities since its organization in April, 2005, except for the creation of Haitian Consulting. Haitian Consulting has had no activities from the date of its organization until October 16, 2006, on which date it executed the Affiliation Agreements.   Boundless has had no activities since June 9, 2006 when it emerged from bankruptcy, except for immaterial items relating to its compliance with the Securities Laws to which minor expenses were incurred.

            There are no material adjustments necessary to describe the Pro Forma affects of the Exchange Transaction and the Pro Forma statements for all of the companies involved, will essentially be those of Haitian since the other companies had no material assets, liabilities, income and expenses as of September 30, 2006, and the nine months that ended.